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                                                                 Exhibit 4.2

                             INKTOMI CORPORATION

                            OFFICER'S CERTIFICATE
                            ---------------------


     The undersigned, Randy Gottfried, Senior Vice President and Chief Financial Officer of Inktomi Corporation, a Delaware corporation (the "Company"), DOES HEREBY CERTIFY as follows:

     1. This Certificate is furnished to the Wells Fargo Shareowners Services (the "Rights Agent"), in connection with the execution and delivery of Amendment No. 1 (the "Amendment") to the Rights Agreement previously entered into between the Company and the Rights Agent dated as of August 10, 2000 (the "Rights Agreement"). Terms that are defined in the Rights Agreement and that are used but not defined herein shall have the meaning given to them in the Rights Agreement.


     2. The undersigned, Randy Gottfried, hereby certifies that he is a duly elected, qualified and acting officer of the Company, and as such is duly authorized and qualified to execute and deliver this Certificate on behalf of the Company.


     3. Pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares.


     4. In light of the foregoing, the Amendment has been effected in compliance with the terms of Section 27 of the Rights Agreement.

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     IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the 22nd day of December, 2002.


                                      INKTOMI CORPORATION



                                        By:     /s/ RANDY GOTTFRIED
                                        Name:   Randy Gottfried
                                        Title:  Senior Vice President and
                                                Chief Financial Officer
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                AMENDMENT NO. 1 TO PREFERRED STOCK RIGHTS AGREEMENT


     AMENDMENT NO. 1 TO PREFERRED STOCK RIGHTS AGREEMENT, dated as of
December 23, 2002 (this "Amendment"), between Inktomi Corporation, a Delaware corporation (the "Company"), and Wells Fargo Shareowners Services (the "Rights Agent").


                                    RECITALS

     WHEREAS, the Company and the Rights Agent are parties to a Preferred Stock Rights Agreement, dated as of August 10, 2000, between the Company and the Rights Agent (the "Rights Agreement");

     WHEREAS, the Company, Yahoo! Inc., a Delaware corporation ("Parent"), and December 2002 Acquisition Corp. ("Merger Sub"), a Delaware corporation and a direct, wholly-owned subsidiary of Parent, are entering into an Agreement and Plan of Merger, dated as of December 22, 2002 (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the "Merger"), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation;

     WHEREAS, the board of directors of the Company (the "Board of Directors") has approved the Merger Agreement and the Merger and the transactions contemplated thereunder;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights; and

     WHEREAS, the Board of Directors has determined that this Amendment is necessary, desirable and in the best interests of the stockholders of the Company.

         Accordingly, the parties hereto agree as follows:

     1. AMENDMENT TO SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

     "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined), the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to
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a dividend or distribution paid or made by the Company on the outstanding Common
Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial
Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding. Notwithstanding anything in this Agreement to the contrary, Yahoo! Inc., a Delaware corporation ("Parent"), December 2002 Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and their affiliates and associates, shall not be deemed to be an "Acquiring Person" solely by virtue of executing, or acquiring Common Shares pursuant to, (i) that certain Agreement and Plan of Merger, dated as of December 22, 2002, by and among the Company, Parent and Merger Sub (the "Merger Agreement"), (ii) the Merger (as defined in the Merger Agreement),
(iii) the Voting Agreements (as defined in the Merger Agreement), (iv) the consummation of other transactions contemplated in the Merger Agreement or the Voting Agreements (as defined in the Merger Agreement), or pursuant to a transfer of such Common Shares to a direct or indirect wholly owned Subsidiary of one or more such Persons (each of the foregoing, an "Exempt Event")."

     2. AMENDMENT TO SECTION 1(l). Section 1(l) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

        "No Exempt Event shall cause a Distribution Date."

     3. AMENDMENT TO SECTION 1(z). Section 1(z) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

        "No Exempt Event shall cause a Redemption Date."

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     4.  AMENDMENT TO SECTION 1(ee).  Section 1(ee) of the Rights Agreement is
hereby amended to add the following sentence at the end thereof:

        "No Exempt Event shall cause a Section 11(a)(ii) Trigger Date."

     5. AMENDMENT TO SECTION 1(ff). Section 1(ff) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

        "No Exempt Event shall cause a Section 13 Event."

     6. AMENDMENT TO SECTION 1(hh). Section 1(hh) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

        "No Exempt Event shall cause a Shares Acquisition Date."

     7. AMENDMENT TO SECTION 1(oo). Section 1(oo) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

        "No Exempt Event shall cause a Triggering Event."

     8. AGREEMENT AS AMENDED. "Agreement" as used in the Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

     9. EFFECTIVENESS. This Amendment shall be deemed effective as of the date hereof. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

     10. SEVERABILITY. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     11. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such state applicable to contracts to be made and performed entirely within such state.

     12. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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     13. MISCELLANEOUS.  All capitalized terms in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to them in the Rights Agreement.








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                EXECUTED as of the date set forth above.

                                        INKTOMI CORPORATION



                                             By:    /s/ RANDY GOTTFRIED
                                             Name:  Randy Gottfried
                                             Title: Senior Vice President and
                                                    Chief Financial Officer



                                             WELLS FARGO SHAREOWNERS SERVICES



                                             By:    /s/ JENNIFER L. LENO
                                             Name:  Jennifer L. Leno
                                             Title: Officer




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